Exhibit 99.1

                            Union Bankshares Inc.

                              December 31, 2003
                              Company Overview

                                  Amex: UNB


                               Company Profile

Union Bankshares, Inc (UNB)
is the corporate parent of Union Bank, which operates 12 branches and 28 ATMs throughout Northern Vermont and a loan production office in Littleton, New Hampshire. As the market leader in Lamoille County, Vermont, the Company derives its income principally from interest on loans and earnings on other investments.

Business Strategy
Union Bankshares promotes personal service and expertise within the communities it serves, and focuses on small to middle market business and residential customers. To leverage its local expertise, Union Bankshares continues to enhance its niche capabilities and focuses on expanding to additional rural communities in Vermont.

Community Citizen
Union Bankshares is committed to the communities it serves, and encourages employee participation in community events and charitable services.

Stock Information
Symbol:   UNB
Stock Exchange:   American Stock Exchange
UNB Closing Price on 12/31/03:   $26.45
Shares Issued and Outstanding on 12/31/03:   4,550,313
Market Capitalization at 12/31/03:   $120,355,779


                            Financial Highlights

               (Dollars in thousands, except per share data.)

                                   12/31/2003    12/31/2002    % Change

Total Assets                        $ 356,650     $ 343,492        4%
Total Deposits                        305,379       293,004        4%
Net Loans                             271,561       255,907        6%
Stockholders' Equity                   40,987        39,169        5%
Net Income                              5,387         5,180        4%
Earnings Per Share*                      1.18          1.14        4%
Cash Dividend Per Share*                 0.82          0.76        8%
Book Value Per Share*                    9.01          8.62        5%

               Assets        Net Income

1999           295,476         4,075
2000           303,394         4,799
2001           337,475         4,832
2002           343,492         5,180
2003           356,654         5,387

                              Stock Performance

                                                        Period Ending
Index                                07/13/00   12/31/00   12/31/01   12/31/02   12/31/03

Union Bankshares, Inc.                100.00     112.98     161.39     180.52     300.89
NASDAQ - Total US                     100.00      58.56      46.45      32.11      48.37
SNL $250M-$500M Bank Index            100.00     104.43     148.37     191.32     276.43

Cash Dividends Paid Per Share*

2000      $0.65
2001      $0.71
2002      $0.76
2003      $0.82

Dividend Yield
(Annualized based on period-end prices)

2000      5.68%
2001      4.56%
2002      4.61%
2003      3.10%

Total Return
(Price return plus dividend income as of December 31, 2003)

1 Year      2003      65.37%

Stock Price Per Share*

                   High         Low       Close      Dividend
                   ----         ---       -----      --------

1st Qtr 2003      $20.00      $16.67      $18.00      $0.20
2nd Qtr 2003      $20.93      $18.00      $20.37      $0.20
3rd Qtr 2003      $29.85      $19.63      $29.85      $0.20
4th Qtr 2003      $29.90      $24.60      $26.45      $0.22

*   Adjusted for 3 for 2 stock split on August 8, 2003.


Investment Attributes
* Our asset base of $357 million provides us with the financial strength to successfully serve our marketplace

*     In August of this year, we completed our fifth stock-split

*     Record earnings in 2003

*     Strong dividend history and return

*     In-house underwriting of loan portfolio

*     Serving a solid customer base with planned expansion

* Ten directors and officers beneficially own approximately 30% of the shares outstanding

* Named to 150 Best-Performing Publicly Traded Banking Companies in 2000 by American Banker

* Union Bank has been a U.S. SBA Preferred Lender since 1987 and actively participates with Federal, State, and local lending partners to ensure that the needs of small businesses are met in its market area.

                        For More Company Information

                    Please visit Union Bank's website at
                             www.unionbankvt.com

For Further Information contact:
Kenneth D. Gibbons
President
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT 05661-0667
Phone: (802) 888-6600
E-mail: ubexec@unionbank.vt.com